EXHIBIT 3.3

CERTIFICATE OF DESIGNATIONS, VOTING POWERS AND RIGHTS
OF SERIES A CONVERTIBLE PREFERRED STOCK
OF
HQHEALTHQUEST MEDICAL & WELLNESS CENTERS, LTD.

HQHealthQuest Medical & Wellness Centers, Ltd., a corporation organized and existing under the Oklahoma General Corporation Act (the “Company”), DOES HEREBY CERTIFY:

That, pursuant to authority conferred upon the Board of Directors by the Company’s Certificate of Incorporation and pursuant to the provisions of Section 1032 of the Oklahoma General Corporation Act, as amended, said Board of Directors, pursuant to written Actions of the Board of Directors in lieu of a meeting, executed on January 28, 2005, unanimously adopted the following resolutions providing for the creation and issuance of a series of shares of the Company’s authorized preferred stock designated as “Series A Convertible Preferred Stock”:

RESOLVED, that the Board of Directors hereby establishes and designates a new class of the Company’s authorized but unissued preferred stock and that the designation and amount thereof and the relative rights, preferences, qualifications, limitations and restrictions thereof are as follows:

1. Designation and Amount.  The shares of this series of preferred stock shall be designated as “Series A Convertible Preferred Stock,” par value $0.01 per share, and the number of shares constituting this series shall be 50,000.

2. Certain Definitions.  The following terms shall have the respective meanings indicated.

(a) Act shall mean the Oklahoma General Corporation Act, as amended from time to time.

(b) Additional Shares of Common Stock shall mean all shares of Common Stock issued (or, pursuant to Section 5.2(c), deemed to be issued) by the Company after the Original Issue Date other than shares of Common Stock issued in connection with a stock dividend, subdivision or combination referred to in Section 5.2(d)(i) and other than shares of Common Stock issued or issuable at any time:

(i) upon conversion of shares of Series A Preferred Stock;

(ii) to employees of the Company as is approved for issuance by the Board of Directors of the Company pursuant to any Incentive Stock Option Plan; or

(iii) as a dividend or distribution on the Preferred Stock.

(c) Change of Control shall mean the Company’s sale of all or substantially all of its assets, the sale of greater than 50% of the issued and outstanding stock by the holders thereof (other than transfers as may be permitted pursuant to the Shareholders’ Agreement) in any twelve month period or the issuance by the Company of shares in any single transaction or series of transactions which, when issued, would represent 50% or more of the issued and outstanding Common Stock, or the merger, consolidation or combination of the Company into or with any other Person if the holders of the outstanding voting shares of the Company prior to such merger, combination or consolidation do not retain a majority of the voting power of the surviving Person.  For such purposes, the exchange of securities of the surviving Person for securities of the Company shall be deemed to constitute a merger or consolidation of the Company.

(d) Common Stock  shall mean the Company’s common stock, $0.01 par value per share, and any capital stock of the Company which has the right to participate in the distribution of earnings and assets of the Company without limit as to amount or percentage, into which common stock may hereafter be reclassified by appropriate amendment to the Company’s Certificate of Incorporation.

(e) Common Stock Deemed Outstanding shall mean at any given time, the number of shares of Common Stock actually outstanding at such time plus (to the extent applicable) the number of shares of Common Stock deemed to be outstanding pursuant to Section 5 below.

(f) Convertible Securities shall mean any securities of the Company convertible into or exchangeable for (through one or more conversions or exchanges) Common Stock.  Convertible Securities shall include any evidences of indebtedness, any capital stock of the Company (other than the Series A Preferred Stock) or other securities convertible into or exchangeable for Common Stock.

(g) Holders shall mean holders of Series A Preferred Stock.

(h) Incentive Stock Option Plan shall mean any incentive stock option plan that may be adopted by the Company (and ratified by the holders of the Common Stock) pursuant to which shares of stock of the Company are reserved for issuance to employees, consultants or others rendering services to the Company as the Board of Directors or other committee may determine in its discretion.

(i) Junior Stock shall mean the Common Stock, and any other capital stock of the Company other than the Series A Preferred Stock.

(j) Liquidation Event shall mean the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the bankruptcy or insolvency of the Company, or its failure to pay its debts generally as they become due, the Company’s sale of all or substantially all of its assets, or a Change in Control.

(k) Liquidation Value shall mean, as to each share of Series A Preferred Stock, the amount of $44.44 (two times the original issue price).  The Liquidation Value may be adjusted as provided in Section 4.4.

(l) Market Price of any security shall mean the average of the closing prices of such security’s sales on all securities exchanges on which such security may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 p.m., New York time, or, if on any day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which “Market Price” is being determined and  the 20 consecutive business days prior to such day.  If at any time such security is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the “Market Price” will be the fair market value thereof determined jointly by the Company (acting by a majority of the disinterested members of its Board of Directors) and the holders of a majority of the Series A Preferred Stock without any discount applied for minority interests.  If such parties are unable to reach agreement within a reasonable period of time, such fair value will be determined by agreement of two experienced and qualified independent appraisers, one selected by the Company and one selected by the holders of a majority of the Series A Preferred Stock and if those two appraisers are unable to agree upon such valuation, such appraisers will appoint a third appraiser and the Market Price will be the average of the two of the three appraisals which are closest in amount to each other.  All fees of each appraiser shall be borne by the Company.

(m) Options shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

(n) Original Issue Date or Original Issue Dates shall mean the actual date of the issuance of the shares of Series A Preferred Stock.

(o) Person shall mean an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a government entity or any department, agency or political subdivision thereof.

(p) Preferred Stock shall mean the Company’s Preferred Stock which it is authorized to issue under its Certificate of Incorporation.

(q) Public Offering means a public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company to the public at an aggregate offering price to the public (prior to the deduction of underwriting commissions and expenses) equal to or in excess of $8,000,000, and resulting in the listing of the Company’s Common Stock on a national securities exchange or on the National Association of Securities Dealers National Market System.

(r) Qualifying Offering shall mean receipt by the Company of proceeds from a private placement of its securities occurring after the date hereof of not less than $3,000,000 on terms acceptable to the holders of a majority of the issued and outstanding Common Stock at such time.

(s) Senior Indebtedness means the obligations owed to the Company’s primary financial institution lender.

(t) Series A Certificate of Designations means this Certificate of Designations, Voting Powers and Rights of Series A Preferred Stock as filed with the Oklahoma Secretary of State.

(u) Series A Preferred Stock shall mean the Company’s Series A Convertible Preferred Stock.

(v) Shareholders’ Agreement means that certain Shareholders’ Agreement dated as of February 8, 2005, between the Company and the other parties named therein as the same may be amended, restated, joined by additional shareholders or otherwise modified from time to time.

(w) Subsidiary means any corporation of which the shares of stock having a majority of the general voting power in electing the board of directors are, at the time as of which any determination is being made, owned by the Company either directly or indirectly through a Subsidiary.

(x) Underlying Common Stock shall mean the total of (i) shares of Common Stock now or in the future issuable or which have been issued upon conversion of the Series A Preferred Stock, and (ii) all shares of Common Stock now or in the future issued or issuable in respect of the Series A Preferred Stock referred to in clause (i) by reason of stock splits, stock dividends, combinations, mergers, exchanges or other reclassifications or recapitalizations, but excluding all shares of Common Stock that have been sold pursuant to public offering registered under the Securities Act of 1933 or pursuant to Rule 144 thereunder.

3. Dividends.  The holders of the Series A Preferred Stock shall have no dividend preference over the Junior Stock.  In the event the Board of Directors shall ever declare a dividend, the holders of the Series A Preferred Stock shall be entitled to participate in such dividend, pro rata, to the same extent as any holder of any Junior Stock on which such dividend may be declared.

4. Liquidation Preference.

4.1 General.  Upon the occurrence of any Liquidation Event, after payment or provision for payment of the debts and liabilities of the Company, the holders of the Series A Preferred Stock shall be entitled to receive, out of the remaining assets of the Company, the Liquidation Value in cash for each of the shares of Series A Preferred Stock they then hold.  The method by which the Series A Preferred Shareholders receive payment of the Liquidation Value will be made under whichever of the following three alternatives is then applicable:

(a) If upon any Liquidation Event, after payment or provision for payment of the debts and liabilities of the Company, the assets of the Company available for distribution to shareholders shall be insufficient to permit the payment to the holders of the Series A Preferred Stock of the entire Liquidation Value, then the entire assets of the Company shall be distributed ratably among the holders of the Series A Preferred Stock then outstanding according to the number of shares held by each.

(b) If upon any Liquidation Event, after payment or provision for payment of the debts and liabilities of the Company, the assets of the Company available for distribution to shareholders would be sufficient to pay to the holders of the Series A Preferred Stock the Liquidation Value and an amount equal to at least such Liquidation Value could be completely paid to the holders of the Series A Preferred Stock by all such remaining assets of the Company being distributed among the holders of the Series A Preferred and the holders of the Common Stock on a pari passu basis, then in such event the remaining assets of the Company shall be distributed among all stockholders (both Common and Series A Preferred) on a pari passu basis.

(c) If upon any Liquidation Event, after payment or provision for payment of the debts and liabilities of the Company, the assets of the Company available for distribution to shareholders would be sufficient to pay to the holders of the Series A Preferred Stock the Liquidation Value but an amount equal to at least such Liquidation Value could be not completely paid to the holders of the Series A Preferred Stock by the remaining assets of the Company being distributed among the holders of the Series A Preferred and the holders of the Common Stock on a pari passu basis, then in such event the remaining assets of the Company shall be distributed first to the holders of the Series A Preferred Stock  in an amount equal to the Liquidation Value, and any amount available for distribution in excess of the Liquidation Value shall be distributed to the holders of the Common Stock in proportion to the shares of Common Stock then held by them.

4.2 Fair Value.  The fair value of the assets or property to be distributed or exchanged to or with the holders of the Company’s stock in the event of a Liquidation Event, pursuant to Section 4.1 shall be determined by the Board of Directors of the Company in good faith, provided that any securities to be delivered to the holders of Preferred Stock or Common Stock under this Section 4 shall be valued at no less than Market Price at the date of such exchange.

4.3 No Restriction on Surplus.  No provision of this Section 4 shall in any manner, prior to any Liquidation Event, whether voluntary or otherwise, create or be deemed to create any restrictions upon the surplus of the Company or prohibit the payment of dividends on the capital stock of the Company out of the funds of the Company legally available therefor, nor shall any such restrictions or prohibition be in any manner inferred from the provisions of this Section 4.

4.4 Adjustment to Liquidation Value.  The Liquidation Value shall be adjusted in accordance with the following provision.  In the event the Company at any time or from time to time after the Original Issue Date shall declare or pay any dividend on the Preferred Stock payable in Preferred Stock, or effect a subdivision or combination of the outstanding shares of Preferred Stock (by reclassification or otherwise than by payment of a dividend in Preferred Stock), then and in any such event, the Liquidation Value shall be proportionately decreased in the case of a stock dividend or subdivision and proportionately increased in the case of a combination of shares effective, in the case of such dividend, immediately after the close of business on the record date for the determination of holders of Preferred Stock entitled to receive such dividend or, in the case of a subdivision or combination, at the close of business immediately prior to the date upon which such corporate action becomes effective.

5. Conversion.

5.1 Optional Conversion by Holder; Conversion Procedure.

(a) Any holder of Series A Preferred Stock may at such holder’s option, at any time convert all or any portion of the Series A Preferred Stock (including any fraction of a share of Series A Preferred Stock) held by such holder into a number of fully paid and non-assessable shares of the Company’s Common Stock computed by multiplying the number of shares of Series A Preferred Stock to be converted by $22.22 and dividing the result by the Conversion Price (as defined below) then in effect.

(b) Each conversion of Series A Preferred Stock will be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the Series A Preferred Stock to be converted have been surrendered at the principal office of the Company.  At such time as such conversion has been effected, the rights of the holder of such Series A Preferred Stock as such holder will cease and the Person or Persons in whose name or names any certificate or certificates for shares of Common Stock are to be issued upon such conversion will be deemed to have been the holder or holders of record of the shares of Common Stock represented thereby.

(c) As soon as possible after a conversion has been effected (but in any event within ten business days in the case of subparagraph (i) below), the Company will deliver to the converting holder:

(i) A certificate or certificates representing the number of shares of Common Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified;

(ii) Payment in an amount equal to any declared but unpaid dividends with respect to each share of Series A Preferred Stock converted, plus the amount payable under Section 5.10 for fractional shares with respect to such conversion; and

(iii) A certificate representing any Series A Preferred Stock which was represented by the certificate or certificates delivered to the Company in connection with such conversion but which was not converted.

(d) If for any reason the Company is unable to pay any declared but unpaid dividends on the Series A Preferred Stock being converted, the Company will pay such dividends to the converting holder as soon thereafter as funds of the Company are legally available for such payment (pro rata with all other stockholders) and, where there is more than one such converting holder, the Company shall make such payment ratably among such converting holders entitled thereto based upon their relative shares held as if they were still holders.  At the request of any such convertible holder, the Company will provide such holder with written evidence of its obligation to such holder.

(e) The issuance of certificates for shares of Common Stock upon conversion of Series A Preferred Stock will be made without charge to the holders of such Series A Preferred Stock for any issuance tax in respect thereof or other cost incurred by the Company in connection with such conversion and the related issuance of shares of Common Stock.  Upon conversion of each share of Series A Preferred Stock, the Company will take all such actions as are necessary in order to insure that the Common Stock issuable with respect to such conversion will be validly issued, fully paid and nonassessable.

(f) The Company will not close its books against the transfer of Series A Preferred Stock or of Common Stock issued or issuable upon conversion of Series A Preferred Stock in any manner which interferes with the timely conversion of Series A Preferred Stock.

5.2 Conversion Price and Adjustments.

(a) The initial Conversion Price at which shares of Common Stock shall be deliverable upon conversion of the Series A Preferred Stock will be $22.22.  The initial Conversion Price is subject to adjustment as hereinafter provided.

(b) Except in the case of a combination of outstanding shares of Common Stock (for which the Conversion Price shall be adjusted pursuant to Section 5.2(d)), no adjustment in the Conversion Price shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Company is less than the Conversion Price for the Series A Preferred Stock in effect on the date of, and immediately prior to, such issue.

(c) In the event the Company at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities (other than pursuant to an Incentive Stock Option Plan), then the following shall apply:

(i) The maximum number of shares of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date; provided, that if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the minimum amount of consideration payable to the Company, or any change in the maximum number of shares of Common Stock issuable upon the exercise, conversion, or exchange thereof other than changes which may occur as a result of anti-dilution provisions (for which each Conversion Price shall be readjusted based on the provisions of this Section 5 when each such change is effective), the consideration per share (determined pursuant to Section 5.2(d) hereof) for Common Stock issuable pursuant to such Options or Convertible Securities shall be the minimum consideration per share that could at any time result, taking into consideration all subsequent changes in the minimum amount of consideration payable to the Company and/or in the maximum number of shares of Common Stock issuable upon the exercise, conversion, or exchange; and provided further, that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share of such Additional Shares of Common Stock would be less than the Conversion Price in effect on the date of and immediately prior to such issue or such record date.

(ii) No further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities.

(iii) Upon the expiration of any such Options or any rights of conversion or exchange of such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed (provided that recomputation shall not affect any Series A Preferred Stock converted or tendered for conversion prior to such exercise or expiration) as if:

(A) in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common Stock issued were shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issue of all such Options that were exercised plus the consideration actually received by the Company upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange; and

(B) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Company for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Company for the issue of all such Options that were exercised, plus the consideration deemed to have been received by the Company upon the issue of the Convertible Securities with respect to which such Options were actually exercised.

(iv) No readjustment pursuant to clause (iii) above shall have the effect of increasing the Conversion Price to an amount which exceeds such Conversion Price on the original adjustment date immediately prior to the original adjustment. If Additional Shares of Common Stock were issued between the original adjustment date and the readjustment date (other than Common Stock issued upon exercise of the Options or conversion of the Convertible Securities that are the subject of the readjustment), the Conversion Price on the readjustment date shall be recomputed (but only if a lower Conversion Price results therefrom) by treating the readjusted Conversion Price as the Conversion Price in effect on the original adjustment date and adjusting such Conversion Price for all issuances of Additional Shares of Common Stock (other than Common Stock issued upon exercise of the Options or conversion of the Convertible Securities that are the subject of the readjustment) occurring between the original adjustment date and the readjustment date.

(d) The Conversion Price shall be adjusted in accordance with the following provisions:

(i) In the event the Company at any time or from time to time after the Original Issue Date shall declare or pay any dividend on the Common Stock payable in Common Stock, or effect a subdivision or combination of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock), then and in any such event, the Conversion Price shall be proportionately decreased in the case of a stock dividend or subdivision and proportionately increased in the case of a combination of shares effective, in the case of such dividend, immediately after the close of business on the record date for the determination of holders of Common Stock entitled to receive such dividend or, in the case of a subdivision or combination, at the close of business immediately prior to the date upon which such corporate action becomes effective.

(ii) In the event the Company shall issue Additional Shares of Common Stock, (including Additional Shares of Common Stock deemed to be issued pursuant to Section 5.2(e)), without consideration or for a consideration per share less than the Conversion Price for the Series A Preferred Stock in effect on the date of and immediately prior to such issue, then and in each such event, the Conversion Price shall be reduced, concurrently with such issue of shares, to the consideration per share actually received by the Company for such Additional Shares of Common Stock.

(e) For purposes of this Section 5.2, the consideration received by the Company for the issue of any Additional Shares of Common Stock shall be computed as follows:

(i) Insofar as it consists of cash, such consideration shall consist of the aggregate amount of cash received by the Company excluding amounts paid or payable for accrued interest or accrued dividends. Insofar as it consists of property other than cash, such consideration shall be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Company. In the event Additional Shares of Common Stock are issued together with other securities or other assets of the Company for consideration which covers both, such consideration shall be the proportion of such consideration so received, computed as determined in good faith by the Board of Directors of the Company.

(ii) For the purpose of computing the initial adjustment of each Conversion Price pursuant to Section 5.2(c)(i) the consideration per share received by the Company for Additional Shares of Common Stock deemed to have been issued pursuant to Section 5.2(c)(i) shall be determined by dividing the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by the maximum number of shares of Common Stock issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(iii) In the event the Company at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Company other than shares of Common Stock, then and in each such event provision shall be made so that each holder of Series A Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Company which he would have received had his Series A Preferred Stock been converted into Common Stock on the record date of such event and had he thereafter, during the period from the record date of such event to and including the date of conversion, retained such securities receivable by him as aforesaid during such period, subject to all other adjustments called for during such period under this Section 5.2 with respect to the rights of the holders of the Series A Preferred Stock.

5.3 Conversion at Option of the Company.  At the option of the Company, all (but not less than all) of the shares of Series A Preferred Stock may be converted into shares of Common Stock at the then applicable Conversion Price in any of the following events:  (i)  Upon the Company having positive cumulative earnings before interest, depreciation, taxes and amortization (“EBIDTA”) of at least $750,000 over four consecutive rolling calendar quarters;; (ii) upon the closing of a Qualifying Offering; or (iii) upon the closing of a Public Offering.  In the event the Company elects to exercise its option to convert all of the Series A Preferred Stock, it shall provide written notice to the holders of such stock specifying the event entitling it to exercise its conversion right, and a date, not less than 15 days from the date of the notice, on which the conversion is to occur.  In any such event the conversion procedures set forth in Sections 5.1(b) through (f) shall apply.

5.4 No Impairment.  The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment.

5.5 Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 5, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) each Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of each series of Series A Preferred Stock.

5.6 Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect a conversion of all outstanding shares of Series A Preferred Stock and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all of the then outstanding shares of Series A Preferred Stock, the Company shall promptly seek such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

5.7 Payment of Taxes. The Company shall pay all issue taxes and other governmental charges (other than income or other taxes imposed upon profits realized by the recipient) that may be imposed in respect of the issue or delivery of shares of Common Stock or other securities or property upon conversion of shares of Series A Preferred Stock. Provided, however that the Company shall not be obligated to pay any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock or other securities in any name other than that in which the shares of Series A Preferred Stock were registered.

5.8 No Reissue.  Any shares of Series A Preferred Stock that are converted by the holder or redeemed by the Company shall not be reissued and the certificates representing such shares shall be appropriately cancelled on the books of the Company.

5.9 Reclassification; Recapitalizations. In the event of any reclassification of the Common Stock or recapitalization involving Common Stock (other than a change in par value or as a result of a stock dividend, subdivision, or combination of shares or any event described in Section 5.2(d)), each holder of Series A Preferred Stock shall thereafter be entitled to receive and provisions shall be made therefor in an agreement relating to the reclassification or recapitalization, upon conversion of Series A Preferred Stock, the kind and number of shares of Common Stock or other securities or property (including cash) of the Company, to which such holder of Series A Preferred Stock would have been entitled if he had held the number of shares of Common Stock of the Company into which the Series A Preferred Stock held by him was convertible immediately prior to such reclassification or recapitalization; and in any such case appropriate adjustment shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth herein (including the specific changes and other adjustments to each Conversion Price), shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares, other securities, or property thereafter receivable upon conversion of the Series A Preferred Stock.

5.10 Fractional Shares. No fractional share shall be issued upon the conversion of any share or shares of Series A Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after such aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Company shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the Market Value of such fraction on the date of conversion.

5.11 Certain Events.  If any event occurs of the type contemplated by the provisions of this Section 5 but not expressly provided for by such provisions, then the Company’s Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of the Series A Preferred Stock.  Provided, no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 5 or decrease the number of shares of Common Stock issuable upon conversion of each share of the Series A Preferred Stock.

6. Voting Rights.   The holders of the Series A Preferred Stock shall be entitled to notice of any stockholder’s meeting, and shall be entitled to one vote per share with respect to any matter brought before such meeting to the same extent as any other class of stock, Common or Preferred, that has voting rights.

7. Shareholder Agreements.  No provision of this Certificate of Designations of Rights and Preferences shall affect the enforceability or any provision of the Shareholder’s Agreement.

IN WITNESS WHEREOF, the Company has caused this Certificate to be signed by Stephen H. M. Swift, its President, and attested by John M. O’Connor, its Secretary, this 28th day of January, 2005.

HQHEALTHQUEST MEDICAL & WELLNESSCENTERS, LTD.

By:	/s/
Stephen H. M. Swift, President

ATTEST:

By:	/s/
John M. O’Connor, Secretary

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